Company Contact:	Investor Contact:
AboveNet, Inc.	Lippert/Heilshorn & Associates, Inc.
Lloyd Jarkow	Jody Burfening/Amy Gibbons
Vice President, Corporate Development	212-838-3777
914-421-6700	agibbons@lhai.com
ljarkow@above.net

AboveNet Reports Second Quarter 2009 Adjusted EBITDA of $38.5 Million
on Revenue of $88.0 Million

White Plains, N.Y., August 10, 2009 — AboveNet, Inc.  (NYSE: ABVT), a leading provider of high-bandwidth connectivity solutions, announced results for the second quarter and six months ended June 30, 2009.

“We delivered another quarter of solid year-over-year growth in revenue and Adjusted EBITDA, dominated by gains in revenue from domestic lit services,” said Bill LaPerch, President and Chief Executive Officer.  “Revenue growth during the quarter included the installation of service for several new logos spread among bandwidth-hungry companies in the media, financial services, and energy sectors.  We also continued to install additional services to many existing customers, further leveraging our customer capital investments. As prospects and customers increasingly take a hard look at the expense side of their business during this economic downturn, we believe our wide array of lit services combined with the breadth and depth of our metro fiber networks give us an edge in satisfying customer requirements for both high-bandwidth connectivity and cost-effective network optimization.”

Second Quarter 2009 Highlights
•
Revenue in the second quarter of 2009 was $88.0 million, an increase of $10.9 million, or 14.1%, compared to the second quarter of 2008. Domestic metro services revenue grew 40.6% to $23.2 million in the second quarter of 2009 from $16.5 million for the second quarter of 2008; domestic WAN services revenue increased 39.3% to $16.3 million in the second quarter of 2009 from $11.7 million for the second quarter of 2008.

•	Adjusted EBITDA increased 37.0% to $38.5 million in the second quarter of 2009 from $28.1 million for the second quarter of 2008.
•	Adjusted EBITDA margin increased to 43.8% in the second quarter of 2009 compared to 36.4% in the second quarter of 2008.
•	Cash provided by operating activities was $74.5 million for the six months ended June 30, 2009, compared to $53.5 million during the same period in 2008.
•	Cash used for capital expenditures was $53.5 million for the six months ended June 30, 2009, compared to $54.0 million during the comparable period in 2008.
•	Cash and cash equivalents at June 30, 2009 were $110.0 million, compared to $87.1 million at December 31, 2008, an increase of $22.9 million.

“Our second quarter results further strengthened the Company’s financial resources.  We generated $74.5 million in cash from operating activities for the first six months of 2009, which more than covered the cash used for capital expenditures of $53.5 million, and increased working capital from $11.8 million at December 31, 2008 to $41.8 million at June 30, 2009,” said Joe Ciavarella, Senior Vice President and Chief Financial Officer.  “During the quarter, we signed an amendment to our delayed draw term loan, extending the draw down period to December 31, 2009.  As part of the amendment, we are no longer required to maintain a cash balance of at least $20.0 million, which gives us greater financial flexibility.”

Second Quarter Financial Results
Revenue for the three months ended June 30, 2009 was $88.0 million, an increase of 14.1% over the $77.1 million reported for the second quarter of 2008. Included in revenue was contract termination revenue of $0.8 million and $2.0 million for the second quarters of 2009 and 2008, respectively.

For the three months ended June 30, 2009, revenue from domestic operations was $80.2 million, an increase of 16.6% over the $68.8 million reported for the second quarter of 2008. Revenue from domestic metro services totaled $23.2 million, up 40.6% from $16.5 million for the second quarter of 2008.  Revenue from domestic WAN services was $16.3 million, an increase of 39.3% over the $11.7 million reported for the second quarter ended June 30, 2008. Revenue from domestic fiber infrastructure services totaled $39.3 million, an increase of 4.8% over the $37.5 million reported for the second quarter of 2008. Revenue from our foreign operations, primarily in the U.K., decreased to $7.8 million for the second quarter of 2009 from $8.3 million in the prior year period, primarily as a result of the weakening exchange rate of the British pound compared to the U.S. dollar.

Costs of revenue was $32.3 million for the second quarter of 2009, compared to $31.6 million for last year’s second quarter, an increase of 2.2%. The increase in costs of revenue reflects higher payroll, primarily related to increased headcount, increased co-location costs, and higher costs of revenue for our foreign operations partially offset by lower repairs and maintenance charges for our cable and transmission equipment and lower long haul expenses. Included in domestic costs of revenue for the second quarter of 2009 was a $0.5 million provision for equipment impairment.  Selling, general and administrative expenses were $20.1 million for the second quarter of 2009, compared to $21.1 million for the three months ended June 30, 2008, a decrease of $1.0 million, or 4.7%. The decrease reflects a reduction in non-cash deferred stock-based compensation expense and a reduction in professional fees due to the normalization of our financial reporting, offset in part by increased payroll expense, primarily due to an increase in headcount.  Depreciation and amortization expense was $12.3 million for the second quarter of 2009, compared to $12.2 million for the second quarter last year.

Operating income was $23.3 million for the second quarter of 2009, compared to $12.2 million for the three months ended June 30, 2008, reflecting an increase of $11.1 million.  The provision for income taxes for the second quarter of 2009 was $0.2 million, compared to $0.5 million for the second quarter of 2008. Net income for the second quarter of 2009 was $24.6 million, or $1.95 per diluted share, compared to $11.2 million, or $0.92 per diluted share, for the second quarter of 2008.

Adjusted EBITDA for the second quarter of 2009 was $38.5 million, compared to $28.1 million for the second quarter of 2008. Adjusted EBITDA Margin (defined below) was 43.8% for the second quarter of 2009, compared to 36.4% in the second quarter of 2008.

Six Months Ended June 30, 2009 Financial Results
Revenue for the six months ended June 30, 2009 was $173.4 million, an increase of 17.2% over the $148.0 million reported for the first half of 2008.  Included in revenue was contract termination revenue of $2.7 million and $2.3 million for the first six months of 2009 and 2008, respectively.

For the six months ended June 30, 2009, revenue from our domestic operations was $158.7 million, an increase of 20.3% over the $131.9 million reported for the first half of 2008.  Revenue from domestic metro services totaled $44.6 million, up 44.3% from $30.9 million in the first six months of 2008. Revenue from domestic WAN services was $32.3 million, an increase of 43.6% over the $22.5 million reported for the first half of 2008. Revenue from domestic fiber infrastructure services totaled $77.6 million, an increase of 5.0% over the $73.9 million reported for the six months ended June 30, 2008.   Revenue from our foreign operations, primarily in the U.K., decreased to $14.7 million in the first six months of 2009 from $16.1 million in the prior year period, primarily as a result of the weakening exchange rate of the British pound compared to the U.S. dollar.

Costs of revenue was $61.7 million for the first half of 2009, compared to $62.4 million for the six months ended June 30, 2008, a decrease of $0.7 million.  The decrease in costs of revenue was related to the expiration of temporarily needed capacity leased in 2008 and savings in repairs and maintenance charges for our cable and transmission equipment, partially offset by higher payroll, primarily related to increased headcount, and co-location costs.  Included in domestic costs of revenue for the six month period ended June 30, 2009 was a $0.5 million provision for equipment impairment.  Selling, general and administrative expenses were $40.8 million for the first six months of 2009, compared to $45.9 million for the first half of 2008, a reduction of $5.1 million, or 11.1%. The decrease related primarily to a reduction in stock-based compensation expense and reduced professional fees. Depreciation and amortization expense was $24.2 million for the first six months of 2009, compared to $24.8 million for the comparable period of the prior year.

Operating income was $46.7 million for the first six months of 2009, compared to $14.9 million for the six months ended June 30, 2008, an increase of $31.8 million. The first half of 2009 includes a net tax benefit in the amount of $4.9 million (which is net of alternative minimum taxes). This benefit was recorded based on the expected tax benefit of certain depreciation deductions in 2009 that were limited in previous years by the IRS change-in-control rules. The first six months of 2008 included a tax provision of $1.1 million.  Net income for the six months ended June 30, 2009 was $52.0 million, or $4.17 per diluted share, compared to $14.6 million, or $1.20 per diluted share, for the first half of 2008.

Adjusted EBITDA for the first six months of 2009 was $76.7 million, compared to $47.6 million for the first half of 2008. Adjusted EBITDA Margin was 44.2% for the first half of 2009, compared to 32.2% in the comparable period of 2008.

Cash expended for property and equipment for the first six months of 2009 was $53.5 million, compared to $54.0 million for the first half of 2008.

As of June 30, 2009, cash and cash equivalent balances were $110.0 million, compared to $87.1 million at December 31, 2008. Additionally, at June 30, 2009, indebtedness for borrowed money totaled $34.9 million, compared to $36.0 million at December 31, 2008. The Company used $1.1 million to make its first scheduled principal repayment in June 2009.

Guidance
Based on the Company’s year-to-date financial performance, management raised its outlook for revenue for 2009 to a range of $350 million to $355 million.  Adjusted EBITDA Margin for 2009 is expected to be slightly below the Adjusted EBITDA Margin for the first six months of 2009 of 44.2%.  Cash used for capital expenditures for 2009 is expected to be between $110 million and $120 million.  Management reconfirmed that it expects Adjusted EBITDA to exceed cash used for capital expenditures in 2009.

Non-GAAP Financial Measures
“Adjusted EBITDA” is defined as net income before provision for (benefit from) income taxes, other income/expense, interest income/expense, gain on reversal of foreign currency translation adjustments from liquidation of subsidiaries, income/loss from discontinued operations, gain/loss on sales of data centers, depreciation and amortization, and non-cash based stock compensation. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margin are not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States. Rather, Adjusted EBITDA and Adjusted EBITDA Margin are measures of operating performance that investors may consider in addition to such measures.  AboveNet’s management believes that adjusted or modified EBITDA and its related margin are measures of operating performance that are commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because they eliminate many differences in financial, capitalization, and tax structures, as well as certain non-cash and non-operating charges to earnings. AboveNet’s management currently uses Adjusted EBITDA and Adjusted EBITDA Margin for these purposes.  AboveNet’s management believes that Adjusted EBITDA and Adjusted EBITDA Margin trends can be used as indicators of whether the Company’s operations are able to produce sufficient operating cash flow to fund working capital needs, service debt obligations, and fund capital expenditures.

Adjusted EBITDA is also used by the Company for other purposes, including, management’s assessment of ongoing operations and as a measure for performance based compensation.  However, the definition of adjusted EBITDA for other purposes may differ from the definition of Adjusted EBITDA used herein. For example, for 2009 the definition of adjusted EBITDA in the Company’s incentive cash bonus plan excludes certain customer termination fees.  Additionally, Adjusted EBITDA as used in this press release may not be calculated identically to similarly titled measures reported by other companies.

Conference Call
AboveNet will hold a conference to report second quarter 2009 results at 10:00 ET today, August 10, 2009.  The dial-in number for the conference call is (866) 394-9472, passcode 21428681.  The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at http://investors.above.net.  A replay of the call will be available from 1:00 p.m. ET on August 10 until 11:59 p.m. ET on August 17. To listen to the telephone replay in the U.S., please dial (800) 642-1687 and for international callers, please dial (706) 645-9291. The conference ID is 21428681. The webcast and the slide presentation will also be archived in the investor relations section of AboveNet’s website, under “Events and Presentations”.

About AboveNet, Inc.
AboveNet, Inc. provides high-bandwidth connectivity solutions for business and carriers. Its private optical network delivers key network and IP services in and among 15 top U.S. metro markets and London.  AboveNet's network is widely used in demanding markets such as financial services, media, health care, retail and government.  For more information about AboveNet, please visit the Company’s website at www.above.net.

Forward Looking Statements
Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  We cannot assure you that the future results expressed or implied by the forward-looking statements will be achieved.  Such statements are based on the current expectations and beliefs of the management of AboveNet, Inc. and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, the Company's financial and operating prospects, current economic trends and recessionary pressures, future opportunities, the Company's exposure to the financial services industry, and strength of competition and pricing.  The Company's business could be materially adversely affected and the trading price of the Company's common stock could decline if these risks and uncertainties develop into actual events.  The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates.  The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.  A more detailed discussion of factors that may affect the Company's business or future financial results, is included in the Company's SEC filings, including, but not limited to, those described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.  We discuss certain non-GAAP financial measures in this press release and provide the GAAP financial measures that correspond to such non-GAAP measures, as well as the reconciliation between the two.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share information)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$110.0	$87.1
Restricted cash and cash equivalents	3.7	3.5
Accounts receivable, net of allowances of $1.4 and $1.3 at June 30, 2009 and December
31, 2008, respectively	20.3	19.2
Prepaid costs and other current assets	11.2	9.8
Total current assets	145.2	119.6

Property and equipment, net of accumulated depreciation and amortization of $225.5 and
$207.4 at June 30, 2009 and December 31, 2008, respectively	433.5	398.4
Other assets	7.0	5.9
Total assets	$585.7	$523.9

LIABILITIES:
Current liabilities:
Accounts payable	$8.9	$13.9
Accrued expenses	62.4	65.9
Deferred revenue - current portion	27.8	24.8
Note Payable - current portion	4.3	3.2
Total current liabilities	103.4	107.8

Note Payable	30.6	32.8
Deferred revenue	96.2	88.5
Other long-term liabilities	10.1	10.5
Total liabilities	240.3	239.6

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or
outstanding	—	—
Common stock, 30,000,000 shares authorized, $0.01 par value, 11,742,714 issued and
11,483,440 outstanding at June 30, 2009, and 11,609,737 issued and 11,358,301
outstanding at December 31, 2008	0.1	0.1
Additional paid-in capital	288.7	280.0
Treasury stock at cost, 259,274 and 251,436 shares at June 30, 2009 and December 31,
2008, respectively	(16.6)	(16.3)
Accumulated other comprehensive loss	(8.6)	(9.3)
Retained earnings	81.8	29.8
Total shareholders’ equity	345.4	284.3
Total liabilities and shareholders’ equity	$585.7	$523.9

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share information)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$88.0	$77.1	$173.4	$148.0

Costs of revenue (excluding depreciation and
amortization, shown separately below)	32.3	31.6	61.7	62.4
Selling, general and administrative expenses	20.1	21.1	40.8	45.9
Depreciation and amortization	12.3	12.2	24.2	24.8

Operating income	23.3	12.2	46.7	14.9

Other income (expense):
Interest income	0.1	0.4	0.3	0.9
Interest expense	(1.1)	(0.9)	(2.3)	(1.6)
Other income, net	2.5	—	2.4	1.5

Income before income taxes	24.8	11.7	47.1	15.7

Provision for (benefit from) income taxes	0.2	0.5	(4.9)	1.1

Net income	$24.6	$11.2	$52.0	$14.6

Income per share, basic:
Basic income per share	$2.14	$1.04	$4.53	$1.36

Weighted average number of common shares	11,513,149	10,741,312	11,487,289	10,732,144

Income per share, diluted:
Diluted income per share	$1.95	$0.92	$4.17	$1.20

Weighted average number of common shares	12,613,503	12,145,195	12,484,218	12,198,657

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows provided by operating activities:
Net income	$52.0	$14.6
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	24.2	24.8
Provision for equipment impairment	0.5	—
Provision for bad debts	0.2	0.2
Non-cash stock-based compensation expense	5.8	7.9
Loss (gain) on sale or disposition of property and equipment, net	0.9	(1.2)
Changes in operating working capital:
Accounts receivable	(0.6)	(0.5)
Prepaid costs and other current assets	(1.2)	1.9
Accounts payable	(5.0)	2.4
Accrued expenses	(10.6)	(5.2)
Other assets	(1.1)	—
Deferred revenue and other long-term liabilities	9.4	8.6
Net cash provided by operating activities	74.5	53.5
Cash flows used in investing activities:
Proceeds from sales of property and equipment	—	1.6
Purchases of property and equipment	(53.5)	(54.0)
Net cash used in investing activities	(53.5)	(52.4)
Cash flows provided by financing activities:
Proceeds from exercise of options to purchase shares of common stock	2.8	—
Proceeds from exercise of warrants	0.1	0.1
Proceeds from note payable, net of financing costs	—	22.3
Change in restricted cash and cash equivalents	(0.2)	1.0
Principal payment - note payable	(1.1)	—
Principal payment - capital lease obligation	(0.2)	(0.2)
Purchase of treasury stock	(0.3)	(1.6)
Net cash provided by financing activities	1.1	21.6
Effect of exchange rates on cash	0.8	—
Net increase in cash and cash equivalents	22.9	22.7
Cash and cash equivalents, beginning of period	87.1	45.8
Cash and cash equivalents, end of period	$110.0	$68.5

Supplemental cash flow information:
Cash paid for interest	$1.3	$1.1
Cash paid for income taxes	$2.8	$0.8

ABOVENET, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Reconciliation of Net Income to Adjusted EBITDA
(in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

NET INCOME	$24.6	$11.2	$52.0	$14.6
Interest income	(0.1)	(0.4)	(0.3)	(0.9)
Interest expense	1.1	0.9	2.3	1.6
Other income, net	(2.5)	—	(2.4)	(1.5)
Provision for (benefit from) income taxes	0.2	0.5	(4.9)	1.1

OPERATING INCOME	23.3	12.2	46.7	14.9

Depreciation and amortization	12.3	12.2	24.2	24.8
Non-cash stock-based compensation	2.9	3.7	5.8	7.9

Adjusted EBITDA	$38.5	$28.1	$76.7	$47.6

Calculation of Adjusted EBITDA Margins

Adjusted EBITDA	$38.5	$28.1	$76.7	$47.6
Revenue	$88.0	$77.1	$173.4	$148.0
Adjusted EBITDA Margin	43.8%	36.4%	44.2%	32.2%